Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES ANNOUNCES

AMENDMENT OF ITS CREDIT AGREEMENT;

RECEIVES NOTICE REGARDING NYSE LISTING

NEWPORT BEACH, CA—September 30, 2011—Alliance HealthCare Services, Inc. (NYSE:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced an amendment to its Credit Agreement dated December 1, 2009.

The amendment, which we executed on September 27, 2011, modified the financial covenants to provide Alliance with greater flexibility. Under the amended Credit Agreement, Alliance is required to maintain (i) a maximum ratio of consolidated total debt to consolidated adjusted EBITDA of 5.25 to 1.00 through June 30, 2012, 5.00 to 1.00 from July 1, 2012 through June 30, 2013 and 4.00 to 1.00 thereafter, and (ii) a minimum ratio of consolidated adjusted EBITDA to consolidated interest expense of 2.25 to 1.00 through December 31, 2012, 2.50 to 1.00 from January 1, 2013 through December 31, 2014 and 2.75 to 1.00 thereafter. As of June 30, 2011, Alliance’s ratio of consolidated total debt to consolidated adjusted EBITDA was 4.48 to 1.00 and Alliance’s ratio of consolidated adjusted EBITDA to consolidated interest expense was 3.26 to 1.00.

As part of the amendment, the quarterly amortization payments on the term loan facility were increased from $1.15 million to $3.0 million and our annual excess cash flow sweep percentage was increased from 50% to 75%. Additionally, we agreed to a decrease to the availability under our revolving credit facility from $120.0 million to $70.0 million and to an increase in the margins on borrowings under the Credit Agreement. The amendment also makes other changes to the Credit Agreement, including revisions to the calculation of consolidated adjusted EBITDA and revisions to the covenants related to joint ventures, restricted payments and capital expenditures. In connection with the execution of the amendment, we paid down $25.0 million of the borrowings outstanding under the term loan facility and paid a fee to the consenting lenders.

Non-Compliance with NYSE Listing Standards

Alliance announced it was notified on September 28, 2011, by the New York Stock Exchange (NYSE) that it has fallen below the NYSE’s continued listing standard related to total market capitalization. The NYSE requires that the average market capitalization of a company listed under the Valuation and Cash Flow Standard be not less than $75 million over a consecutive 30 trading-day period. As of September 28, 2011, Alliance’s 30 trading-day average market capitalization was approximately $71.4 million.

We intend to notify the NYSE that we will submit a plan within 45 days from the receipt of the NYSE notice of non-compliance that demonstrates our ability to regain compliance within 18 months.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With more than 2,300 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 571 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 138 locations across the country. Alliance also operates 36 radiation therapy centers, including 15 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 15 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s ability to operate under the amended Credit Agreement, the Company’s ability to submit a plan with respect to regaining compliance with the NYSE’s continued listing standards that is acceptable to the NYSE within the time periods required by the NYSE, and the Company’s ability to achieve that plan and regain compliance. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth in the market for MRI and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.